Exhibit 10.9

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Passage BIO, Inc. (the “Company”), and Gary Romano (the “Employee”) (collectively, the “Parties”) and will become effective on the day immediately prior to the first date on which the Registration Statement on Form S-1 for the initial public offering of the Company’s common stock is declared effective by the United States Securities and Exchange Commission. This Agreement amends, restates and supersedes any written or unwritten agreement or understanding between the Parties regarding the subject matter hereof, including the Prior Employment Agreement (defined below).

WHEREAS, the Company and the Employee previously entered into an employment agreement, as amended from time to time, dated July 23, 2019 (the “Prior Employment Agreement”).

WHEREAS, the Parties desire to amend and restate the Prior Employment Agreement in its entirety on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree upon the following terms and conditions of employment of the Employee by the Company.

The Company and the Employee agree as follows:

1.                                      Definitions. The following terms used in this Agreement shall, unless otherwise clearly required by the context, have the meanings assigned to them in this Section 1.

“Annual Salary” means the annual salary payable to the Employee, initially in the amount of $416,300, less applicable deductions, and as may be changed from time to time.

“Board” means the Board of Directors of the Company.

“Cause” means a good faith determination by the Board that any of the following has occurred: (i) the Employee’s commission of, conviction of, or plea of nolo contendere to, a felony or an act constituting common law fraud, which has or is reasonably expected to have a material adverse effect on the business or affairs of the Company; (ii) the Employee’s willful and repeated failure to perform in any material respect the Employee’s duties for the Company; (iii) the Employee’s intentional breach of the Company confidential information obligations, invention assignment agreement, or any written Company policy that has been communicated to the Employee in advance of the Employee’s breach, and (iv) the Employee’s intentional and material breach of this Agreement; provided, however, that prior to any determination that “Cause” under this Agreement has occurred, the Board shall (A) provide to the Employee written notice specifying the particular event or actions giving rise to such determination and (B) provide the Employee an opportunity to be heard within 30 days of such notice and, (C) provide the Employee with 30 days from the date the Employee is heard to cure such event or actions giving rise to a determination of “Cause,” if curable.

“Change of Control” means (i) a sale, conveyance, exchange or transfer (excluding any venture-backed or similar investments in the Company) in which any person or entity (other than persons or entities who as of immediately prior to such sale, conveyance, exchange or transfer own more than fifty percent (50%) of the total voting power of the then-outstanding securities in the Company) either directly or indirectly becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty (50%) percent of the total voting power of all its then outstanding voting securities; (ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation; (iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company, provided that, in each cases (i)-(iii) of this definition, a transaction or series of transactions shall only constitute a Change of Control if it also satisfies the requirements of a change in control under U.S. Treasury Regulation 1.409A-3(i)(5)(v), 1.409A-3(i)(5)(vi), or 1.409A-3(i)(5)(vii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Conflict of Interest” has the meaning set forth in Section 4.3.

“Date of Termination” means the date that is the Employee’s last day of employment at the Company.

“Good Reason” means any of the following taken without the Employee’s written consent and provided (a) the Company receives, within ninety (90) days following the initial date on which the Employee knows of the occurrence of any of the events set forth in clauses (i) through (iv) below, written notice from the Employee specifying the specific basis for the Employee’s belief that the Employee is entitled to terminate employment for Good Reason, (b) the Company fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) the Employee terminates employment within thirty (30) days following expiration of such cure period: (i) a material reduction of the Employee’s responsibilities, authority or duties to a level materially less than the responsibilities, authorities or duties the Employee occupied or possessed, on the date immediately preceding such reduction; (ii) a material reduction in the Employee’s Annual Salary; (iii) the Company’s requiring the Employee to be based at any office or location more than thirty (30) miles from 2 Commerce Square, Philadelphia, Pennsylvania; or (iv) the Company’s material breach of any provision of this Agreement.

“Omnibus Plan” means the Company’s shareholder approved incentive plan or plans, which may include long-term equity-based compensation plans, short-term performance-based compensation plans and any other similar plans, as such may be in effect from time to time.

2.                                      Title and Duties. The Employee shall continue to serve as Chief Medical Officer of the Company. The Employee will have duties and responsibilities that are customary for the Employee’s position, and shall initially report to the Chief Executive Officer (“CEO”) of the Company. The Employee will devote all reasonable efforts and all of the Employee’s business time to the Company, provided, however, that the Employee may spend up to 8 hours each week seeing patients, so long as such activities do not interfere with the Employee fulfilling the Employee’s duties and responsibilities under this Agreement or otherwise create or result in a Conflict of Interest.

3.                                      Compensation and Benefits.

3.1                               Annual Salary. The Annual Salary will be payable in accordance with the payroll policies of the Company in effect from time to time, but in no event less frequently than twice each month, less any deductions required to be withheld by applicable law and less any voluntary deductions made by the Employee.

3.2                               Incentive Compensation. The Employee shall be eligible to receive an annual performance bonus, with a target amount equal to 40% of the Annual Salary, based upon the achievement of performance objectives established by the Board or CEO and subject to the terms of the applicable bonus plan(s). Bonus payouts, if any, will be paid no later than March 15 of the year following the calendar year to which the bonus is applicable, and will be pro-rated based, as applicable, on hire date and/or approved leaves of absence.

3.3                               Participation in Employee Benefit Plans. The Employee may participate in any group life, hospitalization or disability insurance plan, health program, retirement plan, similar benefit plan or other so called “fringe benefits” of the Company for which the Employee is eligible.  The Employee’s participation in any such plans shall be on the terms and conditions set forth in the governing plan documents as they may be in effect from time to time.

3.4                               General Business Expenses. The Company shall pay or reimburse the Employee for all business expenses reasonably and necessarily incurred by the Employee in the performance of the Employee’s duties under this Agreement, consistent with the Company’s business expense reimbursement policy, as in effect from time to time.

3.5                               Company Policies. The Employee understands and agrees to abide by Company’s insider trading policy, code of conduct, and any other reasonable policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time.

4.                                      Protection of Company Trade Secrets and Proprietary Information.

4.1                               EIACNA. As an employee of the Company, the Employee will have access to certain confidential information of the Company and the Employee may, during the course of the Employee’s employment, develop certain information or inventions that will be the property of the Company. To protect the Company’s interests, as a condition of employment, the Employee must abide by the Company’s standard Employee Invention Assignment, Confidentiality, and Non-Competition Agreement (the “EIACNA”) entered into between the Employee and the Company.

4.2                               No Breach of Obligations to Prior Employers. The Company hereby directs the Employee not to bring with the Employee any confidential or proprietary material of any former employer or to violate any other obligations the Employee may have to any former employer. The Employee represents that by signing this Agreement and the Company’s EIACNA and the Employee’s commencement of employment and continued employment with the Company will not knowingly violate any agreement currently in place between the Employee and current or past employers.

4.3                               Conflicts of Interest. The Employee agrees that during the Employee’s employment with the Company the Employee will not engage, either directly or indirectly, in any activity which might adversely affect the Company or its affiliates (a “Conflict of Interest”), including ownership of a material interest in any supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business or acceptance of any material payment, service, loan, gift, trip, entertainment, or other favor from a supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business, and that the Employee will promptly inform the Board as to each offer received by the Employee to engage in any such activity. The Employee further agrees to disclose to the Company any other facts of which the Employee becomes aware which might in the Employee’s good faith judgment reasonably be expected to involve or give rise to a Conflict of Interest or potential Conflict of Interest.

5.                                      Termination.

5.1                               Accrued Payments. In general, on termination of the Employee’s employment for any reason, the following amounts will be paid to the Employee, or the Employee’s estate, as the case may be:

(a)                                 All accrued but unpaid Annual Salary, payable in the next regularly scheduled pay period following the Employee’s Date of Termination or such earlier date as may be required by law;

(b)                                 Accrued but unused vacation time, to the extent payment is either required by law or provided for in the Company’s vacation or paid-time-off policy, as such may be in effect from time to time;

(c)                                  Any amounts payable to the Employee under the terms of any employee benefit plans in which the Employee was a participant;

(d)                                 Reimbursement of any of the Employee’s business expenses not previously reimbursed, to the extent provided for under the Company’s business expense reimbursement policy; and

(e)                                  Payment of any amounts that are determined to be due under the terms of the Omnibus Plan, or any grants or awards made thereunder.

5.2                               Termination for Cause. The Company has the right, at any time during the Employee’s employment, subject to all of the provisions hereof, exercisable by serving notice, effective on or after the date of service of such notice as specified therein, to terminate the Employee’s employment under this Agreement and discharge the Employee for Cause.

5.3                               Termination without Cause. The Company has the right, at any time during the Employee’s employment, to terminate the Employee’s employment without Cause by providing the Employee with notice.

5.4                               Termination without Cause or Resignation for Good Reason. In the event the Company terminates the Employee’s employment without Cause or the Employee resigns from employment with the Company for Good Reason, then subject to the Employee’s satisfaction of the Severance Conditions (defined below), the Employee will be entitled to the following separation benefits:

(a)                                 Severance. Should the termination occur during the first twelve (12) months of employment, the Employee will be entitled to a lump sum payment equal to the Employee’s Annual Salary for an additional nine (9) months after the Date of Termination (the “Severance”). Should the termination occur after the first twelve (12) months of employment, the lump sum Severance payment will be increased from nine (9) months of Annual Salary to twelve (12) months of Annual Salary.

(b)                                 COBRA. Consistent with the terms of COBRA and the Company’s health insurance plan, the Company shall provide the Employee a taxable lump sum payment equal to 12 months of the monthly COBRA premium the Employee would be required to pay to continue the group health coverage in effect on the Date of Termination (which monthly amount shall be based on the premium for the first month of COBRA coverage), which payment shall be made regardless of whether the Employee elects COBRA continuation coverage (the “COBRA Payment”).

(c)                                  the Employee will be entitled to receive the Severance and the COBRA Payments referenced in Section 5.4 and on the terms of Section 5.4 within thirty (30) calendar days of the Date of Termination provided the Employee has satisfied the following “Severance Conditions”: (1) the Employee has resigned from all officer and director positions the Employee may have held with the Company, if requested by the Company; (2) the Employee has returned all material Company property in the Employee’s possession; (3) the Employee has materially complied with the Employee’s obligations under the EIACNA and continues to materially comply with such obligations; and (4) the Employee has executed a general release of all known and unknown claims that the Employee may have against the Company or persons affiliated with the Company on the Company’s standard form approved by the Company (the “Release”) and the Release becomes effective and irrevocable.

5.5                               Termination without Cause or Resignation for Good Reason within 2 months prior to or 12 months following a Change of Control.  In the event of a termination of employment resulting from (i) a termination by the Company of the Employee’s employment for any reason other than Cause, death or disability (as defined in Section 22(e)(3) of the Code) or (ii) the Employee’s voluntary resignation of employment for Good Reason, in each case within 2 months prior to, or 12 months following a Change of Control, then subject to the Employee’s satisfaction of the Severance Conditions (defined above), the Employee will be entitled to:

(a)                                 the payments and benefits referenced in Section 5.4; provided that “Severance” shall also be deemed to include 100% of the Employee’s then-current target bonus for the year in which such termination of employment occurs; and

(b)                                 each of the Employee’s then-outstanding unvested options to purchase shares of the Company common stock as well as any and all other stock-based awards granted to the Employee, including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights (“Awards”) shall accelerate and become fully vested and, if applicable, exercisable and any forfeiture restrictions thereon shall lapse, effective as of the date of such termination of service; provided, however, that the grant agreement for the purpose of any Award that would otherwise vest upon satisfaction of performance metrics or factors other than the continuation of the Employee’s employment with the Company (the “Performance-Based Awards”) may provide for alternative treatment in lieu of the foregoing and, absent any such treatment in the grant agreement, the vesting acceleration provided for herein shall be deemed to have been met based on the achievement of the Performance-Based Award at the greater of “at target” or, if determinable, actual performance.  Notwithstanding anything to the contrary herein or in any equity plan or any applicable award agreement pursuant to Awards granted thereunder, if the successor or acquiring corporation (if any) of the Company refuses to assume, convert, replace or substitute the Employee’s unvested Awards in connection with a Change of Control, each of the Employee’s unvested Awards that are not assumed, converted, replaced or substituted, shall accelerate and become fully vested and if applicable, exercisable, effective immediately prior to the Change of Control.  With respect to Performance-Based Awards, the grant agreement may provide for alternative treatment in lieu of the foregoing and, absent any such treatment in the grant agreement, the vesting acceleration provided for herein shall be deemed to have been met based on the achievement of the Performance-Based Award at the greater of “at target” or, if determinable, actual performance.

6.                                      Tax Matters.

6.1                               Withholding, Taxes, Deductions. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law as referenced in this Agreement.

6.2                               Code Section 409A. The following provisions shall apply in connection with compliance with Code Section 409A:

(a)                                 The intent of the Parties is that payments and benefits under the Agreement that are not exempt from Section 409A of the Code shall be in compliance with Code Section 409A (and regulations and guidance promulgated by the IRS and/or Treasury related to Code Section 409A) (together “Code Section 409A”) to the maximum extent permitted, the Agreement shall be interpreted to be in compliance therewith.

(b)                                 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or taxable benefits subject to Code Section 409A upon or following  a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “termination of the Term,” or like terms shall mean “separation from service.” The determination of whether and when a separation from service has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, U.S. Treasury Regulation Section 1.409A-1(h) or any successor provision thereto.

(c)                                  It is intended that each installment, if any, of any payments and benefits provided hereunder to which Code Section 409A is applicable shall be treated as a separate “payment” for purposes of Code Section 409A. Neither the Company nor the Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

(d)                                 In the event, as of the date of the Employee’s “separation from service,” the Employee is a “specified employee” (within the meaning of that term under Code Section 409A(a)(2)(B)), then with regard to any payment or the provision of any benefit that is subject to Code Section 409A (whether under this Agreement, or pursuant to any other agreement with, or plan, program, payroll practice of, the Company) and is due upon or as a result of the Employee’s separation from service, such payment or benefit shall not be made or provided, to the extent making or providing such payment or benefit would result in additional taxes or interest under Section 409A of the Code, until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service,” and (B) the date of the Employee’s death and shall then be paid in a single sum as soon as practicable on or after the date such payment is permitted to be made under this paragraph.

(e)                                  All reimbursements and in-kind benefits provided under this Agreement or otherwise to the Employee, to the extent such payments or benefits are subject to Code Section 409A, shall be made or provided in accordance with the requirements of Section 409A of the Code and specifically, consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv).

6.3                               Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if the Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which the Employee has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Employee from the Company and its affiliates will be one dollar ($1.00) less than three times the Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to the Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes, and as determined by the Company and its advisors in their sole discretion). Nothing in this Section 6.3 shall require the Company to be responsible for, or have any liability or obligation with respect to, the Employee’s excise tax liabilities under Section 4999 of the Code.

7.                                      Indemnification. The Company will agree to indemnify the Employee with respect to activities in connection with the Employee’s employment hereunder on the terms and conditions set forth in its standard Indemnification Agreement for officers and directors, to entered into between the Employee and the Company upon or shortly following the execution of this Agreement.

8.                                      Miscellaneous.

8.1                               At Will Employment. Employment with the Company is for no specific period of time and, at all times, is “at will” in nature, which means the employment relationship can be terminated by either of the Employee or the Company for any reason, at any time. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this Agreement) are superseded by this Agreement. Further, the Employee’s participation in any stock option or benefit program is not to be regarded as assuring the Employee of continuing employment for any particular period of time.

8.2                               Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered via email, as follows:

if to the Company, to:

Jill Thompson Quigley, jquigley@passagebio.com

if to the Employee, to:

Gary Romano, gromano@passagebio.com

Any party may change its address for notice hereunder by notice to the other party hereto.

8.3                               Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements (including but not limited to prior employment agreements, including the offer letter agreement dated June 18, 2019 from the Company to you and the Prior Employment Agreement, and incentive plans and agreements), written or oral, with respect thereto, however, the terms of any benefit plans shall remain in force and effect.

8.4                               Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

8.5                               Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without giving effect to the choice of law provisions thereof).

8.6                               Assignment. This Agreement, and any rights and obligations hereunder, may not be assigned by the Employee and may be assigned by the Company only to a successor by merger or purchasers of substantially all of the assets of the Company or its affiliates; provided, however, that this Agreement shall inure to the benefit of and may be enforced by the Employee’s heirs and legal representatives.

8.7                               Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.8                               Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.9                               No Presumption against Interest. This Agreement has been negotiated, drafted, edited and reviewed by the respective parties, and therefore no provision of this Agreement shall be construed against any party as being drafted by said party.

8.10                        No Duty to Mitigate. The Employee shall not be required to mitigate damages with respect to the termination of the Employee’s employment under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due to the Employee under this Agreement on account of subsequent employment except as specifically provided in this Agreement. Additionally, amounts owed to the Employee under this Agreement shall not be offset by any claims the Company may have against the Employee, and the Company’s obligation to make the payments provided for in this Agreement, and otherwise to perform its obligations hereunder, shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against the Employee or others.

8.11                        Dispute Resolution. If any dispute arises out of or relates to this Agreement, or the breach thereof, the Employee and the Company agree to promptly negotiate in good faith to resolve such dispute.  If the dispute cannot be settled by the parties through negotiation, the Employee and the Company agree to try in good faith to settle the dispute by mediation under the then-current employment mediation rules of the American Arbitration Association (the “AAA”) before resorting to arbitration or any other dispute resolution procedure. If the parties are unable to settle the dispute by mediation as provided in the preceding sentence within 30 days of a written demand for mediation, any Arbitrable Claims (as defined herein) shall be resolved by binding arbitration before one (1) arbitrator in accordance with the AAA’s then-current rules for the resolution of employment disputes (currently the Employment Arbitration Rules and Mediation Procedures, which may be accessed at https://www.adr.org/sites/default/files/EmploymentRules_Web2119.pdf). The arbitration shall be held in Philadelphia County, Pennsylvania, or such other location to which the parties mutually agree. The arbitrator shall among other things determine the validity, scope, interpretation and enforceability of this arbitration clause. The award shall be a reasoned award and rendered within 30 days of the conclusion of the arbitration hearing. The decision of the arbitrator shall be final and binding and judgment upon the award rendered may be entered in any court having jurisdiction thereof. “Arbitrable Claims” refers to any claim controversy or dispute arising out of or relating to the Employee’s employment with the Company and the termination thereof, including, but not limited to, claims arising from or related to this Agreement or the breach thereof, or claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state, or local ordinance, statute, regulation or constitutional provision. Notwithstanding the foregoing provisions of this Section 8.11, either party may seek injunctive relief from a court of competent jurisdiction located in Philadelphia County, Pennsylvania, in the event of a breach or threatened breach of any covenant contained in the EIACNA.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written below.

EMPLOYEE:	COMPANY:

Passage BIO, Inc.

/s/ Gary Romano	By:	/s/ Jill Quigley
Gary Romano	Name: Jill Quigley
Title: Chief Operating Officer

Date: February 14, 2020	Date: February 14, 2020

[SIGNATURE PAGE TO PASSAGE BIO EMPLOYMENT AGREEMENT]